Exhibit 10.2

PRIORITY FULFILLMENT SERVICES, INC.

Ms. Cynthia Almond

4716 Eva Place

Plano, TX 75093

Re:Separation Agreement and General Release

Dear Cindy:

This letter agreement (the “Agreement”) shall confirm that your employment with Priority Fulfillment Services, Inc., together with its parent organization, PFSweb, Inc. and the subsidiaries and affiliates of PFSweb, Inc. (collectively, the “Company”), has been terminated as of April 28, 2017 (the “Termination Date”).  This Agreement sets forth our mutual understanding as to the terms and conditions regarding the termination of your employment with the Company.

1.As of the Termination Date, you will not be required to perform any further services on behalf of the Company as an employee, and no further compensation will be paid by the Company to you or on your behalf, except as set forth in this Agreement.

2.(a)The Company shall pay you all unpaid wages, bonus compensation, and expense reimbursements.  All legally mandated withholdings shall be deducted from any wage or bonus payments.  The foregoing payment of unpaid wages, bonus compensation, and expense reimbursements will be made to you within six (6) calendar days of the Termination Date, irrespective of whether or not you execute this Agreement.

(b)Following the Termination Date, the Company shall continue payment of your base salary at your annual base rate of Three Hundred and Ten Thousand Dollars and 00/100 ($310,000.00) for a period of twenty-four (24) months (each a “Salary Continuation Payment” and, collectively, the “Salary Continuation Payments”).  The Salary Continuation Payments will be made in accordance with the Company’s normal payroll schedule.  In accordance with applicable law, the Company will deduct all statutory or required withholdings from the Salary Continuation Payments.

(c)All of your medical, dental and insurance benefits will continue for a period of twenty-four (24) months following the Termination Date, or such earlier time as you are eligible for medical benefits through new employment or a consulting agreement, under the same terms as immediately prior to the Termination Date.  The Company will continue to pay for the insurance premium payments (the “Insurance Premium Payments”) upon the same terms as in effect immediately prior to the Termination Date.  As of the last day of the twenty-fourth (24th) month following the Termination Date, all group medical, dental and/or prescription drug coverage benefits provided to you and/or your dependents under the Company’s group health plans will be terminated.  You and your dependents, if any, currently enrolled in the Company’s group health insurance plans will be entitled to continuation coverage under the Consolidated

Omnibus Budget and Reconciliation Act (“COBRA”).  Notice of your right to elect continuation coverage pursuant to COBRA will be sent to you.

(d)For a period of twenty-four (24) months following the Termination Date you will continue to receive the following benefits: an auto allowance of $1,000 per month, reimbursement of auto-related expenses in accordance with Company policy, continued use of your cell phone (subject to Section 12(a) below), reimbursement for a $750,000 life insurance policy, coverage for $20,000 group life and AD&D policies, coverage for long-term disability. You will also receive a single lump sum payment of $5,000.00 in lieu of the corresponding Salary Continuation Payments employer match for your 401(k) plan.  If you become employed by another employer within twenty-four (24) months of the Termination Date and receive benefits through that employer, the Company will continue paying the Insurance Premium Payments and the benefits described in this Paragraph 2(d) only to the extent that your new employer does not provide you with similar or equivalent benefits.

(e)Upon the effective date of this Agreement, 1,250 Restricted Stock Units will vest in accordance with the terms of your March 2015 Restricted Stock Unit Agreement.

(f)Following the Termination Date, all unvested Options, as defined in the PFSweb 2005 Employee Stock and Incentive Plan (the “Plan”), currently held by you shall vest and shall be exercisable for the original exercise period as set forth in the attached schedule.

3.(a)Following the Termination Date, and provided that you execute and do not revoke this Agreement pursuant to Paragraph 16(c) below, the Company shall issue to you 18,085 shares of PFSweb, Inc. common stock as a one-time “Other Stock Based Award” under the Plan (the “Severance Consideration”).

(b)You acknowledge that the Severance Consideration set forth above is more than that to which you are now or in the future may be entitled from the Company, and is being provided to you as consideration for your acceptance and execution of this Agreement and as a condition of your providing the Release set forth in Paragraphs 6 and 15 below.

4.You acknowledge and agree that, except as set forth in Sections 2(e) and (f) above, all previously granted awards under the Plan, if any, are terminated and forfeited, and that the Change in Control Severance Agreement between you and PFSweb, Inc. dated January 17, 2001 (the “CIC Agreement”) is terminated, except that, effective upon the consummation of a “Change in Control” (as defined in the CIC Agreement) occurring after the date hereof, all then remaining unpaid Salary Continuation Payments shall be due and payable.

5.Nothing contained in this Agreement is intended to waive your rights to receive unemployment insurance benefits from the Texas Workforce Commission.  If you are eligible, the Company will not oppose any application for such benefits filed by you.  Nothing contained in this Agreement constitutes a promise or guarantee that you will be eligible for unemployment insurance benefits; you acknowledge and agree that any such determination of eligibility shall be made solely by the Texas Workforce Commission.

6.(a)By executing this Agreement and in consideration of the terms set forth herein, you hereby release and forever discharge the Company and its present, former and future officers, owners, directors, stockholders, members, managers, employees, representatives, attorneys, agents, insurers and its corporate parents, divisions, affiliates, subsidiaries, predecessors, transferees, successors and assigns (hereinafter, the “Released Parties”) from any and all liability, actions, causes of action, proceedings, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgments, and demands of whatever nature, in law or in equity, direct or indirect, known or unknown, matured or not matured that you and/or your heirs, executors, legal representatives, administrators, or assigns ever had, now have or may have in the future, through the Termination Date, against the Released Parties or any of them, such as any claim, charge or cause of action for breach of contract, tort or harassment or discrimination (a “Claim” or “Claims”) under any federal, state or local law, rule, regulation or executive order, to the extent any such Claim may be released and discharged under applicable law, including but not limited to: (i) any and all Claims arising under Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Rehabilitation Act of 1973; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Employee Income Retirement Security Act of 1974; the Civil Rights Act of 1866; the Civil Rights Act of 1991; United States Executive Orders 11246 and 11375; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; the Occupational Safety and Health Act, as amended; the Genetic Information Nondiscrimination Act of 2008; the Fair Labor Standards Act; the Immigration Reform and Control Act of 1986; and the Worker Adjustment and Retraining Notification Act of 1988; (ii) any and all Claims arising under any provisions of Texas law, including but not limited to Chapter 21 of the Texas Labor Code, the Texas Payday Act, the Texas Anti-Retaliation Act, and the Texas Whistleblower Act, and amendments to those laws, as well as any Claims under local statutes and ordinances that may be legally waived and released; and (iii) any other federal, state or local law, as all such laws as may be amended from time to time.

(b)You further represent and warrant that as of the date of your execution of this Agreement, there are no complaints, charges or other matters filed by you or pending before any federal, state or local court or agency against the Released Parties (other than worker’s compensation claims filed by you, if any), and that in the future, you will not file or cause to be filed any action, complaint, charge or other matter with any federal, state or local court or agency against the Released Parties or any of them arising out of events occurring prior to your execution of this Agreement.

(c)Nothing contained in this Release shall restrict your right to file a charge or participate in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission or other administrative agency, except that you agree that you will not accept any further recovery, award and/or damages from the Company as a result of any such investigation.  This Release does not waive rights or claims that you may have which arise after the date this Agreement is executed. This Release does not waive your right to indemnification from the Company under the Company’s Bylaws nor under any D&O insurance policy now or hereafter maintained by or on behalf of the Company. This Release does not release the Company from any of its obligations set forth in this Agreement.

7.You hereby agree that you will not: (a) make any disparaging or negative comments or statements, including but not limited in any way to any posts, comments or statements published or uploaded to, appearing on, any social and/or professional media platform about any Released Party, or their business, services, reputation, officers, directors, members, managers, employees, financial status or operations; or (b) do anything that damages any Released Party in any business relationship, or denigrates any Released Party, or its services, reputation, officers, directors, members, managers, employees, financial status or operations. The Company similarly agrees not to make any disparaging or negative comments about you. The provisions of this Section, however, shall not prevent either party from enforcing the terms of this Agreement.

8.Without limitation of any other agreement signed by you:

(a)  You acknowledge the Company's exclusive ownership of all information useful in the business of the Company, its subsidiaries and its affiliates (including its dealings with suppliers, customers and other third parties, whether or not a legal "trade secret"), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by the Company, and which has been or is from time to time disclosed to, discovered by, or otherwise known by you as a consequence of her employment by the Company (including information conceived, discovered or developed by you during your employment with the Company) (collectively, "Confidential Information"). Confidential Information includes, but is not limited to, the following especially sensitive types of information: (i) the identity, purchase and payment patterns of, and special relations with, the Company's customers; (ii) the Company's business development and marketing plans; (iii) the identity, net prices and credit terms of, and special relations with, the Company's suppliers; and (iv) the Company's finances, except to the extent publicly disclosed.

(b)  The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for the Company in furtherance of its business, including, but not limited to, those which contain Confidential Information.  For example, Proprietary Materials include the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; and purchasing, sales and policy manuals.  Proprietary Materials also include any such things that are created by you or with your assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

(c)   While some of the information contained in Proprietary Materials may have been known to you prior to your employment with the Company, or may now or in the future be in the public domain, you acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including you, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary

Materials. You further acknowledge that Confidential Information and Proprietary Materials include commercially valuable trade secrets and become the Company's exclusive property when they are conceived, created or received. You agree that all discoveries, inventions and improvements, whether or not patentable, and which either (i) relate to or arise out of any part of the Company's business in which you participated, or (ii) incorporate or make use of Confidential Information or Proprietary Materials (all items referred to in this Section being sometimes collectively referred to herein as the "Intellectual Property") shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, at any time, you (or after your death, your personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect the Company's ownership rights and Intellectual Property.

(d)  You shall, except as may be required by law, at all times during the two-year period following the Termination Date: (i)  comply with all of the Company's reasonable instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials; (ii) not use Confidential Information and Proprietary Materials for any purpose; (iii)  not disclose any Confidential Information or Proprietary Materials except as expressly authorized by the Company in writing; (iv)  not copy all or any part of Proprietary Materials; (v) not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company; and (vi) not publish, lecture on or otherwise disclose to any person who is not an employee of the Company,  all or any part of Confidential Information or Proprietary Materials; and not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

9.Promptly following the Termination Date, you shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by you or others, which are then in your possession or control.  Records of payments made by the Company to or for the benefit of you, your copy of this Agreement, your personal diaries, personal mementos, personal effects shall not be deemed Proprietary Materials for purposes of this Section, and other such things, lawfully possessed by you which relate solely to taxes payable by you, employee benefits due to you or the terms of your employment with the Company, shall also not be deemed Proprietary Materials for purposes of this Section.

10.Without limitation of any other agreement, and in order to protect the valid business interests of the Company, and in consideration of the Severance Consideration provided hereunder, You covenant and agree as follows:

(a)  During the two year period following the Termination Date (herein, the “Restricted Period”):

(i) You will not, whether directly or indirectly, and whether on your own behalf or as an employee, officer, director, consultant, advisor, agent,

representative, shareholder, partner, independent contractor or in any capacity on behalf of any sole proprietorship, corporation, partnership, joint venture, person or other entity which in any way competes with the Company or its business, solicit or attempt to solicit any client or customer of the Company or any person or entity which at any time during the six months prior to the Termination Date was then a prospective client or customer of the Company;

(ii) You will not attempt in any manner to persuade any of the customers of the Company to cease doing business or reduce the amount of business which any of such customers has done or may contemplate doing with the Company;

(iii)  You will not, whether directly or indirectly, and whether on your own behalf or as an employee, officer, director, consultant, advisor, agent, representative, shareholder, partner, independent contractor or in any capacity on behalf of any sole proprietorship, corporation, partnership, joint venture, person or other entity, employ any person who at any time during the Restricted Period is or was an employee of the Company;

(iv) You will not, directly or indirectly, be employed by, provide consulting services to, or otherwise assist, participate or facilitate the business of, any of the companies or entities listed on Exhibit A attached hereto.

(v)  For purposes of the foregoing, “directly or indirectly” means in your individual capacity for your own benefit or for the benefit of any other person, or as an employee, officer, director, agent, representative, consultant, advisor, shareholder, partner, member or other principal.

(b)You acknowledge that your position with the Company required the performance of services which are, and were, special, unique and extraordinary and such position placed her in a position of confidence and trust with the customers of the Company, and accordingly the restrictions contained in this Agreement   are reasonable and necessary in view of the nature of the Company’s businesses, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company.  Therefore, you agree that, in the event of a breach or threatened breach by you of the provisions of this Agreement, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining you from any violation of the foregoing.

(c)You acknowledge that you have the ability to earn a livelihood notwithstanding compliance with this Agreement and that you have entered this Agreement with full understanding and acceptance of the terms hereof.  You further acknowledge that the restrictions imposed herein are fair and reasonable and are required for the protection of the Company and are given as an integral part of the provisions set forth in this Agreement.  You further acknowledge that the location of the Company’s customers and business extends beyond the geographic area of the Company’s principal office or state of incorporation and this Section  contains reasonable limitations as to time, geographical area and scope of activity, and such restrictions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company. If any of the covenants contained in this Agreement, or any part hereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.  If any of the covenants contained in this Agreement, or any part hereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable, it being the intent and agreement of the parties that each of the aforesaid covenants shall be deemed an independent covenant. The parties agree that in the event that the courts of any one or more of any state having jurisdiction shall hold the above covenants wholly unenforceable by reason of the breadth of scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

11.The terms and conditions of this Agreement, and all communications, written or oral, made in connection herewith, are confidential and shall not be disclosed to any person or entity, other than to your attorney, accountant or financial advisor, or spouse, except in a proceeding to enforce the terms hereof.  In the event of a disclosure to your attorney, accountant or financial advisor, or spouse, you shall advise them that they may not make any subsequent disclosures of such information. If the Company determines that a copy of this Agreement is to be filed with the Securities and Exchange Commission (as to which you hereby consent), then the foregoing provisions regarding the confidentiality of this Agreement and its terms shall not apply.

12.(a)You hereby agree that you will return and turn over to the Company all property belonging to the Company in your possession including, but not limited to, all Confidential Information and Proprietary Materials, as defined herein, including all documents and reproductions thereof in whatever form or medium the same was received in or maintained, as well as all keys, credit cards, computer equipment, remote access cards, security codes, and software or passwords of any sort.  You represent and warrant that you have not retained any copies or reproductions of any documents, materials or equipment belonging to the Company. You may retain your cell phone, but any Confidential Information or Proprietary Materials stored therein shall be subject to the terms hereof.

(b)Pursuant to the Defense of Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such a filing is made under seal and does not disclose the trade secret, except pursuant to court order.

13.You hereby waive any and all claims for reinstatement or employment with the Company and any of its corporate parents, divisions, affiliates, subsidiaries, predecessors, transferees, successors and assigns.

14.In the event of a material breach of any of the terms of this Agreement, the Company may commence an action against you to enforce the terms of this Agreement in any court of competent jurisdiction within the State of Texas.  Moreover, if you breach this Agreement, you acknowledge and agree that the Company will cease providing the Severance Consideration and you shall be obligated to reimburse the Company for the Severance Consideration made to you or on your behalf by the Company pursuant to this Agreement.

15.You hereby acknowledge that: (a) this Agreement provides for the release of any claim that you may have had under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (the “ADEA”), along with the release of other claims that you may have as described in Paragraph 6 of this Agreement; and (b) the Company has provided to you information required by the ADEA as set forth in Attachment A annexed hereto and made a part hereof.  You acknowledge that you do not waive any such rights or claims that may arise after the date this Agreement is executed.

16.(a)You hereby acknowledge that: (i) the only consideration for signing this Agreement is as set forth herein; (ii) you have been advised that you have at least forty-five (45) calendar days to consider this Agreement (the “Consultation Period”); (iii) you have been advised of your right, or have been given sufficient opportunity, to consult advisors, legal and otherwise, of your own choosing; and (iv) you have signed this Agreement voluntarily and with a full understanding of its terms and conditions, which, once effective, may not be amended, supplemented, canceled or discharged except by a writing signed by you and the Company.

(b)You acknowledge that if you execute this Agreement at any time prior to the end of the Consultation Period, such early execution was a knowing and voluntary waiver of your right to consider the Agreement for at least forty-five calendar days, and was not induced by the Company through fraud, misrepresentation, threat to alter or withdraw the offer prior to the expiration of the Consultation Period, or by providing different terms to employees who sign the release prior to the expiration of the Consultation Period.  Rather, you acknowledge and agree that any early execution of this Agreement resulted from (i) your desire to expedite the processing of the consideration provided hereunder and (ii) your own belief that you had ample time to consider and understand this Agreement and review this Agreement with an attorney, during such shortened period.

(c)You acknowledge that this Agreement shall not be effective for a period of seven (7) days following your signing it and that you may revoke this Agreement for any reason during such seven (7) day period (the “Revocation Period”).  Notice of your revocation of this Agreement must be received by the Company no later than 5:00 p.m. on the seventh (7th) day following the execution of this Agreement.

(d)You may not sign or return a signed copy of this Agreement prior to the close of business on the Termination Date.  You must return a signed copy of this Agreement after the close of business on the Termination Date and before forty-five (45)

calendar days from the Termination Date has elapsed, or this Agreement and the offer of severance set forth in Paragraph 3 above shall be deemed withdrawn, and this Agreement shall be of no force and effect.   None of the Severance Consideration described in this Agreement will be paid or provided by the Company until after you return a signed copy of this Agreement and after the expiration of the Revocation Period.

17.You hereby represent and agree that you have not heretofore assigned or transferred, or purported to have assigned or transferred, to any person whomsoever, any Claim or portion thereof or interest therein.  You further agree to indemnify, defend and hold harmless each and all of the Released Parties against any and all Claims based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any Claims or any portion thereof or interest therein.

18.This Agreement shall not constitute nor be construed as an admission by either party or any misconduct or violation of any federal, state or local law, rule or regulation, or any contractual obligation or Company procedure.  Accordingly, this Agreement shall not be admissible in any proceeding except one to enforce the terms of this Agreement.

19.This Agreement constitutes the complete understanding between you and the Company and fully supersedes any prior understandings or agreements, whether written or oral, between you and the Company regarding the subject matter hereof. This Agreement supersedes and replaces your Executive Severance Agreement dated June 1, 2016.

20.If any provision of this Agreement is subsequently declared by any court or agency of competent jurisdiction to be illegal, void or unenforceable, as written, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.  This Agreement shall be construed and governed for all purposes in accordance with the laws and public policy of the State of Texas without regard to principles of conflict of laws.

21.No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by you or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right you or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

22.Each payment hereunder shall constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations promulgated thereunder (“Section 409A”). The parties agree that it is the intent of the parties to comply with the applicable provisions of Section 409A, and this Agreement may be amended, as reasonably requested by either party, as may be necessary to fully comply with said Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party.  Without in any way limiting the generality of the foregoing, the parties intend (a) the payments hereunder to be exempt from Section 409A to the maximum extent permitted under the short-term deferral rule of Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii) and (b) the benefits provided hereunder to be exempt from 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) or 1.409A-1(a)(5) (relating to certain welfare benefits).  Notwithstanding the foregoing, the Company does not make any representations, warranties or guarantees about the tax treatment of any payments or continuation of benefits hereunder, under Section 409A or otherwise.

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Exhibit 10.2

Please confirm that this letter accurately sets forth our agreement by signing below and returning two (2) originals to me.

Sincerely yours,

Priority Fulfillment Services, Inc.

By:

       Tom Madden, Executive Vice President

I acknowledge that I have carefully read this Agreement and understand all of its terms including the full and final Release of Claims as set forth above.  I further acknowledge that I have voluntarily entered into this Agreement, that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement, and that I have had this Agreement reviewed by my attorney, or have been given the opportunity by the Company to do so.

AGREED TO, ACCEPTED

AND CONFIRMED BY:

___________________________

MS. CYNTHIA ALMOND

Dated: May ___, 2017

THIS IS A LEGAL AGREEMENT AND GENERAL RELEASE NOT TO SUE.

THIS SEPARATION AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

READ CAREFULLY BEFORE SIGNING.

Exhibit 10.2